LAWYERS TITLE CORPORATION AND SUBSIDIARIES

         EXHIBIT (11) - Statement Re: Computation of Earnings per Share
               (In thousands of dollars except per share amounts)
                                   (Unaudited)


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                                                               Nine Months Ended            Three Months Ended
                                                                  September 30                 September 30
                                                               1997           1996           1997           1996
                                                               ----           ----           ----           ----

Earnings per common and common equivalent share:
    Average shares outstanding                               8,911            8,888         8,919           8,889
    Net effect of dilutive stock options - based
      on the treasury stock method using
      average market price                                     320              209           341             246
                                                          --------        ---------     ---------       ---------

    Totals                                                   9,231            9,097         9,260           9,135
                                                          ========        =========     =========       =========
    Net income                                            $ 17,299        $  19,619     $   8,441       $   6,054
                                                          ========        =========     =========       =========
    Per share amount                                      $   1.87        $    2.16     $    0.91       $    0.66
                                                          ========        =========     =========       =========

Earnings per common share assuming full dilution:
    Average shares outstanding                               8,911            8,888         8,919           8,889
    Net effect of dilutive stock options - based
      on the treasury stock method using
      ending market price which is greater
      than average market price                                421              270           421             270
                                                          --------        ---------     ---------       ---------

    Totals                                                   9,332            9,158         9,340           9,159
                                                          ========        =========     =========       =========
    Net income                                            $ 17,299        $  19,619     $   8,441       $   6,054
                                                          ========        =========     =========       =========
    Per share amount                                      $   1.85        $    2.14     $    0.90       $    0.66
                                                          ========        =========     =========       =========

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